Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-265949 and 33-261320) of Iris Energy Limited of our report dated September 13, 2022 relating to the consolidated financial statements appearing in this Form 20-F for the year ended June 30, 2022.

ArmaninoLLP
Dallas, Texas

September 13, 2022